Exhibit 99
Piper Sandler Companies Reports Fourth Quarter and
Full Year 2024 Results; Declares Special Dividend of $3.00 Per Share and Quarterly Dividend of $0.65 Per Share
MINNEAPOLIS—January 31, 2025—Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced its results for the fourth quarter and full year of 2024.
"For 2024, we delivered a strong fourth quarter and our second strongest year on record with over $1.5 billion of net revenues. We grew revenues in each of our businesses leading to increased profitability and earnings relative to 2023," said Chad Abraham, chairman and chief executive officer. "We are pleased with our momentum and remain focused on driving revenue growth and returns for our shareholders."

	Fourth Quarter 2024 Results						Full Year 2024 Results
	U.S. GAAP			Adjusted (1)			U.S. GAAP		Adjusted (1)
(Dollars in millions, except per share data)	Q4	vs.	vs.	Q4	vs.	vs.		vs.		vs.
	2024	Q3-24	Q4-23	2024	Q3-24	Q4-23	2024	2023	2024	2023
Net revenues	$484	35%	3%	$499	42%	9%	$1,526	13%	$1,541	16%
Pre-tax margin	17.0%	1.5pp	-1.2pp	24.4%	6.0pp	2.7pp	14.3%	5.2pp	19.7%	3.7pp
Net income attributable to Piper Sandler Companies	$69	99%	33%	$87	88%	20%	$181	112%	$228	37%
Earnings per diluted common share	$3.86	97%	29%	$4.80	87%	19%	$10.24	106%	$12.69	37%
(1)A non-U.S. GAAP ("non-GAAP") measure. Management believes that presenting results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
Financial & Business Highlights
•Net revenues of $484 million for the fourth quarter of 2024 and adjusted net revenues of $499 million both increased compared to the sequential and prior year quarters.
◦Advisory services revenues of $280 million represent our third strongest quarter on record, driven by strong contributions from our financial services, energy & power, healthcare and consumer groups.
◦Corporate financing revenues of $53 million represent our strongest quarter since 2021.
•Net revenues and adjusted net revenues of $1.5 billion for 2024 both increased compared to the prior year.
◦Corporate investment banking revenues of $983 million increased 17% over 2023, driven by more completed transactions, and six of our seven industry groups delivered year-over-year growth.
◦Municipal financing activity was robust across our specialty sector and governmental businesses, generating revenues of $123 million, up 47% over the prior year and our best year since 2021.
◦Fixed income services revenues of $186 million were up 11% over 2023, driven by increased activity among our depository clients following the Federal Reserve's action to reduce short-term interest rates.
Talent
•Hired one managing director into our financial services investment banking group who will operate within our asset and wealth management vertical and focus on advising family offices and their respective portfolio companies.
•Bolstered our fixed income team with the hiring of a managing director to serve as head of structured products.
•Expanded our energy equity research team with the addition of a senior research analyst covering oilfield services.
Capital
•Declared a special cash dividend of $3.00 per share of common stock and a quarterly cash dividend of $0.65 per share of common stock on January 31, 2025 to be paid on March 14, 2025 to shareholders of record as of March 4, 2025.
•Total dividend for fiscal year 2024 totaled $5.50 per share of common stock, a payout ratio of 43% of adjusted net income.
•Returned an aggregate of $140 million to shareholders during 2024 through share repurchases and dividends.

U.S. GAAP Selected Financial Data
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	Change vs.		Dec. 31,	Dec. 31,
	2024	2024	2023	Q3-24	Q4-23	2024	2023	Change
Revenues
Investment banking:
Advisory services	$279,602	$188,047	$284,317	49%	-2%	$808,746	$709,316	14%
Corporate financing	52,751	17,903	30,178	195%	75%	173,876	131,077	33%
Municipal financing	41,007	35,520	29,280	15%	40%	122,513	83,419	47%
Total investment banking	373,360	241,470	343,775	55%	9%	1,105,135	923,812	20%

Institutional brokerage:
Equity brokerage	61,232	52,480	55,003	17%	11%	215,275	209,512	3%
Fixed income services	56,097	48,454	47,892	16%	17%	186,167	168,027	11%
Total institutional brokerage	117,329	100,934	102,895	16%	14%	401,442	377,539	6%

Interest income	10,095	7,831	7,302	29%	38%	32,908	26,723	23%
Investment income/(loss)	(15,400)	10,693	20,235	N/M	N/M	(7,890)	30,039	N/M
Total revenues	485,384	360,928	474,207	34%	2%	1,531,595	1,358,113	13%
Interest expense	1,277	1,356	2,356	-6%	-46%	5,681	10,146	-44%
Net revenues	484,107	359,572	471,851	35%	3%	1,525,914	1,347,967	13%

Non-interest expenses
Compensation and benefits	316,004	231,014	301,154	37%	5%	1,004,173	897,034	12%
Non-compensation expenses	85,974	72,943	84,851	18%	1%	303,329	328,347	-8%
Total non-interest expenses	401,978	303,957	386,005	32%	4%	1,307,502	1,225,381	7%

Income before income tax expense	82,129	55,615	85,846	48%	-4%	218,412	122,586	78%
Income tax expense	29,627	15,225	21,273	95%	39%	60,972	23,613	158%
Net income	$52,502	$40,390	$64,573	30%	-19%	$157,440	$98,973	59%

Net income attributable to Piper Sandler Companies	$69,059	$34,789	$52,025	99%	33%	$181,114	$85,491	112%

Earnings per diluted common share	$3.86	$1.96	$3.00	97%	29%	$10.24	$4.96	106%

Ratios and margin
Compensation ratio	65.3%	64.2%	63.8%			65.8%	66.5%
Non-compensation ratio	17.8%	20.3%	18.0%			19.9%	24.4%
Pre-tax margin	17.0%	15.5%	18.2%			14.3%	9.1%
Effective tax rate	36.1%	27.4%	24.8%			27.9%	19.3%
N/M — Not meaningful

The following table summarizes additional business metrics for the periods presented.

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Change vs.		Dec. 31,	Dec. 31,
	2024	2024	2023	Q3-24	Q4-23	2024	2023	Change
Advisory services
Completed M&A and restructuring transactions	63	57	62	11%	2%	220	213	3%
Completed capital advisory transactions	29	14	26	107%	12%	68	56	21%
Total completed advisory transactions	92	71	88	30%	5%	288	269	7%

Corporate financings
Total equity transactions priced	25	11	14	127%	79%	81	73	11%
Book run equity transactions priced	19	8	13	138%	46%	64	65	-2%
Total debt and preferred transactions priced	9	6	5	50%	80%	36	15	140%
Book run debt and preferred transactions priced	5	4	2	25%	150%	23	7	229%

Municipal negotiated issues
Aggregate par value of issues priced (in billions)	$4.3	$5.5	$3.2	-22%	34%	$16.9	$12.4	36%
Total issues priced	148	157	100	-6%	48%	501	413	21%

Equity brokerage
Number of shares traded (in billions)	3.1	2.7	2.6	15%	19%	11.3	10.7	6%
NET REVENUES
For the fourth quarter of 2024, net revenues of $484.1 million increased 35% compared to the third quarter of 2024 and 3% compared to the fourth quarter of 2023.
Net revenues of $1.53 billion for 2024 increased 13% compared to the prior year.
Investment banking revenues of $373.4 million for the fourth quarter of 2024 increased 55% compared to the third quarter of 2024 and 9% compared to the fourth quarter of 2023.
For 2024, investment banking revenues of $1.11 billion increased 20% compared to 2023.
•Advisory services revenues of $279.6 million for the fourth quarter of 2024 increased 49% compared to the third quarter of 2024 driven by more completed deals and a higher average fee. Advisory services revenues for the current quarter were essentially flat compared to the fourth quarter of 2023 as more completed transactions were offset by a lower average fee.
Advisory services revenues of $808.7 million for 2024 increased 14% compared to the prior year driven by more completed deals and a higher average fee. We also benefited from increased activity from our private equity clients. Sector contributions were led by our financial services group and a record year from energy & power, followed by our healthcare, consumer and services & industrials teams.
•Corporate financing revenues of $52.8 million for the fourth quarter of 2024 increased 195% compared to the third quarter of 2024 and 75% compared to the fourth quarter of 2023 driven by more completed deals. In addition, compared to the sequential quarter, we generated a higher average fee during the current quarter.
Corporate financing revenues of $173.9 million for the year increased 33% compared to 2023 driven by more completed deals. Performance was led by our healthcare franchise which served as book runner on 40 of the 42 equity deals the team priced during the year. In addition, we grew our share of financial services corporate equity financings, which drove the year-over-year revenue growth.

•Municipal financing revenues of $41.0 million for the fourth quarter of 2024 increased 15% compared to the third quarter of 2024 and 40% compared to the fourth quarter of 2023 driven by increased issuance activity across our specialty sectors resulting from more accommodative market conditions.
Municipal financing revenues of $122.5 million for 2024 increased 47% compared to the prior year driven by increased issuance activity across both our specialty sector and governmental businesses as market conditions improved during 2024 relative to the prior year resulting from increased investor demand.
Institutional brokerage revenues of $117.3 million for the fourth quarter of 2024 increased 16% compared to the third quarter of 2024 and 14% compared to the fourth quarter of 2023.
Institutional brokerage revenues of $401.4 million for 2024 increased 6% compared to the prior year.
•Equity brokerage revenues of $61.2 million for the fourth quarter of 2024 increased 17% compared to the third quarter of 2024 and 11% compared to the fourth quarter of 2023. Equity brokerage revenues of $215.3 million for 2024 increased 3% compared to the prior year. Revenues increased compared to the prior periods due to increased client activity across our full suite of products.
•Fixed income services revenues of $56.1 million for the fourth quarter of 2024 increased 16% compared to the third quarter of 2024 and 17% compared to the fourth quarter of 2023 driven by increased activity among our depository clients as banks and credit unions deployed liquidity. In addition, we advised clients on repositioning their balance sheets and executed several restructuring trades.
Fixed income services revenues of $186.2 million for 2024 increased 11% compared to the prior year driven by increased activity from our depository clients during the second half of the year following the action of the Federal Reserve to reduce short-term interest rates.
Investment income/(loss) for the fourth quarter of 2024 was a loss of $15.4 million compared to income of $10.7 million for the third quarter of 2024 and income of $20.2 million for the fourth quarter of 2023. Investment income/(loss) for 2024 was a loss of $7.9 million compared to income of $30.0 million for 2023. For the current and prior periods, investment income/(loss), which includes amounts attributable to noncontrolling interests, primarily related to the alternative asset management funds we manage.
NON-INTEREST EXPENSES
For the fourth quarter of 2024, non-interest expenses of $402.0 million increased 32% compared to the third quarter of 2024 and 4% compared to the fourth quarter of 2023.
Non-interest expenses of $1.31 billion for 2024 increased 7% compared to the prior year.
•Compensation ratio of 65.3% for the fourth quarter of 2024 increased compared to both the third quarter of 2024 and the fourth quarter of 2023 driven by higher acquisition-related compensation expenses as well as the investment loss attributable to noncontrolling interests relative to investment income for the comparable quarters.
Compensation ratio of 65.8% for 2024 decreased compared to 66.5% for the year-ago period driven by higher net revenues offset in part by the investment loss attributable to noncontrolling interests compared to investment income for 2023.

•Non-compensation expenses of $86.0 million for the fourth quarter of 2024 increased 18% compared to the third quarter of 2024 driven primarily by increased reimbursed deal expenses as well as higher non-compensation expenses from acquisition-related agreements. Non-compensation expenses for the fourth quarter of 2024 were essentially flat compared to the fourth quarter of 2023 as the increase in reimbursed deal expenses was offset by lower other operating expenses as well as a decline in restructuring and integration costs. Other operating expenses were higher during the fourth quarter of 2023 resulting from $5.2 million of expenses related to an estimated regulatory settlement with the SEC and CFTC regarding recordkeeping requirements for business-related communications.
Non-compensation expenses of $303.3 million for 2024 decreased 8% compared to 2023 primarily driven by lower other operating expenses, decreased acquisition-related intangible asset amortization, and a decline in restructuring and integration costs. Other operating expenses were higher during 2023 resulting from $21.5 million of expenses related to an estimated regulatory settlement with the SEC and CFTC regarding recordkeeping requirements for business-related communications as well as the write-off of a $7.5 million uncollectible receivable in our municipal financing business.
PRE-TAX INCOME
For the fourth quarter of 2024, we recorded pre-tax income of $82.1 million compared to $55.6 million for the third quarter of 2024 and $85.8 million for the fourth quarter of 2023.
Pre-tax income of $218.4 million for 2024 increased 78% compared to the prior year.
•Pre-tax margin of 17.0% for the fourth quarter of 2024 increased compared to 15.5% for the third quarter of 2024 resulting from higher net revenues. Pre-tax margin for the current quarter decreased compared to 18.2% for the fourth quarter of 2023 as the increase in net revenues was offset by a higher compensation ratio.
Pre-tax margin of 14.3% for 2024 increased compared to 9.1% for 2023 resulting from higher net revenues as well as a lower compensation ratio and non-compensation ratio.
EFFECTIVE TAX RATE
For the current and prior periods, the effective tax rate is impacted by the level of noncontrolling interests, the amount of non-deductible expenses, and the vesting of restricted stock awards. For the fourth quarter of 2024, the effective tax rate was 36.1% compared to 27.4% for the third quarter of 2024 and 24.8% for the fourth quarter of 2023. The effective tax rate for the current quarter was higher due to the net loss attributable to noncontrolling interests.
The effective tax rate for 2024 was 27.9% compared to 19.3% for 2023. The effective tax rate for the current year was higher due to the net loss attributable to noncontrolling interests.
NET INCOME & EARNINGS PER SHARE
For the fourth quarter of 2024, we generated net income of $69.1 million, or $3.86 per diluted common share. Results for the current quarter increased compared to the third quarter of 2024 due to increased net revenues and a higher pre-tax margin. Results for the current quarter increased compared to the fourth quarter of 2023 due primarily to increased net revenues.
For 2024, we generated net income of $181.1 million, or $10.24 per diluted common share. Results for the year increased compared to 2023 driven by an increased net revenues and a higher pre-tax margin.

Non-GAAP Selected Financial Data
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	Change vs.		Dec. 31,	Dec. 31,
	2024	2024	2023	Q3-24	Q4-23	2024	2023	Change
Adjusted revenues
Investment banking:
Advisory services	$279,602	$188,047	$284,317	49%	-2%	$808,746	$709,316	14%
Corporate financing	52,751	17,903	30,178	195%	75%	173,876	131,077	33%
Municipal financing	41,007	35,520	29,280	15%	40%	122,513	83,419	47%
Total investment banking	373,360	241,470	343,775	55%	9%	1,105,135	923,812	20%

Institutional brokerage:
Equity brokerage	61,232	52,480	55,003	17%	11%	215,275	209,512	3%
Fixed income services	56,097	48,454	47,892	16%	17%	186,167	168,027	11%
Total institutional brokerage	117,329	100,934	102,895	16%	14%	401,442	377,539	6%

Interest income	10,095	7,831	7,302	29%	38%	32,908	26,723	23%
Investment income/(loss)	(924)	2,965	5,506	N/M	N/M	7,238	7,123	2%
Adjusted total revenues	499,860	353,200	459,478	42%	9%	1,546,723	1,335,197	16%
Interest expense	1,277	1,356	2,085	-6%	-39%	5,681	5,000	14%
Adjusted net revenues	498,583	351,844	457,393	42%	9%	1,541,042	1,330,197	16%

Adjusted operating expenses
Adjusted compensation and benefits	300,475	219,903	290,144	37%	4%	955,446	845,976	13%
Adjusted non-compensation expenses	76,698	67,160	68,182	14%	12%	281,865	271,278	4%
Adjusted total operating expenses	377,173	287,063	358,326	31%	5%	1,237,311	1,117,254	11%

Adjusted operating income	$121,410	$64,781	$99,067	87%	23%	$303,731	$212,943	43%

Adjusted income tax expense	34,654	18,519	26,422	87%	31%	75,506	41,404	82%

Adjusted net income	$86,756	$46,262	$72,374	88%	20%	$228,225	$166,393	37%

Adjusted earnings per diluted common share	$4.80	$2.57	$4.03	87%	19%	$12.69	$9.28	37%

Adjusted ratios and margin
Adjusted compensation ratio	60.3%	62.5%	63.4%			62.0%	63.6%
Adjusted non-compensation ratio	15.4%	19.1%	14.9%			18.3%	20.4%
Adjusted operating margin	24.4%	18.4%	21.7%			19.7%	16.0%
Adjusted effective tax rate	28.5%	28.6%	26.7%			24.9%	19.9%
N/M — Not meaningful
Throughout this press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Management believes that presenting results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

See page 3 for a summary of additional business metrics.
ADJUSTED NET REVENUES
For the fourth quarter of 2024, adjusted net revenues of $498.6 million increased 42% compared to the third quarter of 2024 driven by higher revenues across all of our businesses. Adjusted net revenues increased 9% compared to the fourth quarter of 2023 as higher revenues across corporate and municipal financing as well as institutional brokerage offset a decline in advisory revenues.
Adjusted net revenues of $1.54 billion for 2024 increased 16% compared to the prior year resulting from higher revenues across all of our businesses.
ADJUSTED OPERATING EXPENSES
For the fourth quarter of 2024, adjusted operating expenses of $377.2 million increased 31% compared to the third quarter of 2024 and 5% compared to the fourth quarter of 2023.
Adjusted operating expenses of $1.24 billion for 2024 increased 11% compared to the prior year.
•Adjusted compensation ratio of 60.3% for the fourth quarter of 2024 decreased compared to 62.5% for the third quarter of 2024 and 63.4% for the fourth quarter of 2023 driven by higher adjusted net revenues.
Adjusted compensation ratio of 62.0% for 2024 decreased compared to 63.6% for the year-ago period driven by higher adjusted net revenues.
•Adjusted non-compensation expenses of $76.7 million for the fourth quarter of 2024 increased 14% compared to the third quarter of 2024 and 12% compared to the fourth quarter of 2023 primarily due to higher reimbursed deal expenses as well as increased outside services expenses associated with recruiting and placement fees.
Adjusted non-compensation expenses of $281.9 million for 2024 increased 4% compared to the prior year driven by higher outside services expenses, increased marketing and business development costs, and higher reimbursed deal expenses.
ADJUSTED OPERATING INCOME
For the fourth quarter of 2024, adjusted operating income of $121.4 million increased 87% compared to the third quarter of 2024 and 23% compared to the fourth quarter of 2023.
For 2024, adjusted operating income of $303.7 million increased 43% compared to 2023.
•Adjusted operating margin of 24.4% for the fourth quarter of 2024 increased compared to 18.4% for the third quarter of 2024 and 21.7% for the fourth quarter of 2023 driven by higher adjusted net revenues and a lower adjusted compensation ratio.
Adjusted operating margin of 19.7% for 2024 increased compared to 16.0% for the prior year driven by higher adjusted net revenues as well as a lower adjusted compensation ratio and adjusted non-compensation ratio.
ADJUSTED EFFECTIVE TAX RATE
For the fourth quarter of 2024, our adjusted effective tax rate was 28.5%, essentially flat compared to 28.6% for the third quarter of 2024. The adjusted effective tax rate for the current quarter increased compared to 26.7% for the fourth quarter of 2023 due to higher non-deductible expenses in 2024.
For 2024, our adjusted effective tax rate of 24.9% increased compared to 19.9% for the prior year driven by a lower tax benefit related to the vesting of restricted stock awards.

ADJUSTED NET INCOME & ADJUSTED EARNINGS PER SHARE
For the fourth quarter of 2024, we generated adjusted net income of $86.8 million, or $4.80 of adjusted earnings per diluted common share. Results for the fourth quarter of 2024 increased compared to the third quarter of 2024 and the fourth quarter of 2023 driven primarily by a higher adjusted operating margin.
For 2024, we generated adjusted net income of $228.2 million, or $12.69 of adjusted earnings per diluted common share. Results for the current year increased compared to 2023 due to a higher adjusted operating margin, offset in part by a higher adjusted effective tax rate.
Capital
DIVIDENDS
On January 31, 2025, our Board of Directors declared a special cash dividend on the company's common stock of $3.00 per share related to our financial results for fiscal year 2024 to be paid on March 14, 2025, to shareholders of record as of the close of business on March 4, 2025. Including this special cash dividend, our total dividend related to fiscal year 2024 amounts to $5.50 per share of common stock, a payout ratio of 43% of adjusted net income.
In addition, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.65 per share to be paid on March 14, 2025, to shareholders of record as of the close of business on March 4, 2025.
During the fourth quarter of 2024, we paid a quarterly cash dividend of $0.65 per share of common stock, for an aggregate of $12.6 million. For 2024, we returned an aggregate of $73.7 million, or $3.50 per share of common stock, to shareholders through quarterly cash dividends and a special cash dividend, which was paid in the first quarter of 2024.
SHARE REPURCHASES
During the fourth quarter of 2024, we repurchased approximately 22,000 shares, or $6.5 million, of the company's common stock, at an average price of $294.08 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
For 2024, we repurchased approximately 347,000 shares, or $66.4 million, of the company's common stock, at an average price of $191.44 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
Additional Information

	Dec. 31,	Sept. 30,	Dec. 31,
	2024	2024	2023
Human Capital
Full-time employees	1,805	1,813	1,725
Corporate investment banking managing directors	183	184	169

Shareholder Information (amounts in millions)
Common shareholders’ equity	$1,227.8	$1,167.3	$1,085.5

Shares outstanding:
Common shares outstanding	16.1	15.9	15.2
Restricted shares outstanding	1.7	1.9	2.6
Total shares outstanding	17.8	17.8	17.8

Management Conference Call
Chad Abraham, chairman and chief executive officer; Deb Schoneman, president; and Kate Clune, chief financial officer, will host a conference call to discuss the financial results on Friday, January 31, 2025, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888 394-8218 (in the U.S.) or +1 773 305-6853 (outside the U.S.) and passcode number 7788151. Callers should dial in at least 15 minutes prior to the call time. The conference call will also be accessible as an audio webcast through the company's website at pipersandler.com/earnings. A replay of the conference call will be available beginning approximately three hours after the event through the same link.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; in the EU through Aviditi Capital Advisors Europe GmbH, authorized and regulated by BaFin as a tied agent of AHP Capital Management GmbH; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2025. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036
Kate Clune
Tel: 212 466-7799
investorrelations@psc.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods, e.g., 2025, for corporate advisory (i.e., M&A), corporate financing, public finance, equity brokerage, and fixed income brokerage, current deal pipelines (or backlogs), growth plans for our businesses, including corporate investment banking and fixed income, our recruiting pipeline, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, and earnings per share), our strategic priorities, the payment of our quarterly and special cash dividends to our shareholders, our share repurchase program, economic, geopolitical, and market conditions generally, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•market, geopolitical and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•market, geopolitical and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2023, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
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Piper Sandler Companies
Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2024	2024	2023	2024	2023
Revenues
Investment banking	$373,360	$241,470	$343,775	$1,105,135	$923,812
Institutional brokerage	117,329	100,934	102,895	401,442	377,539
Interest income	10,095	7,831	7,302	32,908	26,723
Investment income/(loss)	(15,400)	10,693	20,235	(7,890)	30,039
Total revenues	485,384	360,928	474,207	1,531,595	1,358,113
Interest expense	1,277	1,356	2,356	5,681	10,146
Net revenues	484,107	359,572	471,851	1,525,914	1,347,967

Non-interest expenses
Compensation and benefits	316,004	231,014	301,154	1,004,173	897,034
Outside services	15,835	13,525	13,634	55,756	51,754
Occupancy and equipment	17,256	16,481	16,300	66,530	64,356
Communications	13,408	13,712	12,477	54,917	52,718
Marketing and business development	9,712	10,392	8,078	42,239	37,734
Deal-related expenses	12,111	6,050	8,017	30,491	28,189
Trade execution and clearance	5,302	5,153	5,340	19,836	19,972
Restructuring and integration costs	834	775	3,846	2,586	7,749
Intangible asset amortization	2,994	2,572	4,799	10,288	19,440
Other operating expenses	8,522	4,283	12,360	20,686	46,435
Total non-interest expenses	401,978	303,957	386,005	1,307,502	1,225,381

Income before income tax expense	82,129	55,615	85,846	218,412	122,586
Income tax expense	29,627	15,225	21,273	60,972	23,613
Net income	52,502	40,390	64,573	157,440	98,973
Net income/(loss) attributable to noncontrolling interests	(16,557)	5,601	12,548	(23,674)	13,482
Net income attributable to Piper Sandler Companies	$69,059	$34,789	$52,025	$181,114	$85,491

Earnings per common share
Basic	$4.30	$2.19	$3.44	$11.44	$5.72
Diluted	$3.86	$1.96	$3.00	$10.24	$4.96

Dividends declared per common share	$0.65	$0.65	$0.60	$3.50	$3.65

Weighted average common shares outstanding
Basic	16,052	15,921	15,143	15,838	14,958
Diluted	17,870	17,769	17,367	17,695	17,224

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2024	2024	2023	2024	2023
Adjusted revenues
Investment banking	$373,360	$241,470	$343,775	$1,105,135	$923,812
Institutional brokerage	117,329	100,934	102,895	401,442	377,539
Interest income	10,095	7,831	7,302	32,908	26,723
Investment income/(loss)	(924)	2,965	5,506	7,238	7,123
Adjusted total revenues	499,860	353,200	459,478	1,546,723	1,335,197
Interest expense	1,277	1,356	2,085	5,681	5,000
Adjusted net revenues (2)	498,583	351,844	457,393	1,541,042	1,330,197

Adjusted operating expenses
Adjusted compensation and benefits (3)	300,475	219,903	290,144	955,446	845,976
Adjusted non-compensation expenses (4)	76,698	67,160	68,182	281,865	271,278
Adjusted total operating expenses (5)	377,173	287,063	358,326	1,237,311	1,117,254

Adjusted operating income (6)	121,410	64,781	99,067	303,731	212,943
Interest expense on long-term financing	—	—	271	—	5,146
Adjusted income before adjusted income tax expense (7)	121,410	64,781	98,796	303,731	207,797
Adjusted income tax expense (8)	34,654	18,519	26,422	75,506	41,404
Adjusted net income (9)	$86,756	$46,262	$72,374	$228,225	$166,393

Adjusted earnings per diluted common share (10)	$4.80	$2.57	$4.03	$12.69	$9.28

Adjusted weighted average diluted common shares outstanding (11)	18,060	18,009	17,937	17,988	17,939

Adjusted ratios and margin
Adjusted compensation ratio (12)	60.3%	62.5%	63.4%	62.0%	63.6%
Adjusted non-compensation ratio (13)	15.4%	19.1%	14.9%	18.3%	20.4%
Adjusted operating margin (14)	24.4%	18.4%	21.7%	19.7%	16.0%
Adjusted effective tax rate (15)	28.5%	28.6%	26.7%	24.9%	19.9%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2024	2024	2023	2024	2023
Net revenues:
Net revenues – U.S. GAAP basis	$484,107	$359,572	$471,851	$1,525,914	$1,347,967
Adjustments:
Investment (income)/loss related to noncontrolling interests (16)	14,476	(7,728)	(14,729)	15,128	(22,916)
Interest expense on long-term financing	—	—	271	—	5,146
Adjusted net revenues	$498,583	$351,844	$457,393	$1,541,042	$1,330,197

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$316,004	$231,014	$301,154	$1,004,173	$897,034
Adjustment:
Compensation from acquisition-related agreements	(15,529)	(11,111)	(11,010)	(48,727)	(51,058)
Adjusted compensation and benefits	$300,475	$219,903	$290,144	$955,446	$845,976

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$85,974	$72,943	$84,851	$303,329	$328,347
Adjustments:
Non-compensation expenses related to noncontrolling interests (16)	(2,081)	(2,127)	(2,181)	(8,546)	(9,434)
Restructuring and integration costs	(834)	(775)	(3,846)	(2,586)	(7,749)
Amortization of intangible assets related to acquisitions	(2,994)	(2,572)	(4,799)	(10,288)	(19,440)
Non-compensation expenses from acquisition-related agreements	(2,780)	(309)	(658)	(3,089)	1,102
Non-compensation expenses from regulatory settlements	(587)	—	(5,185)	3,045	(21,548)
Adjusted non-compensation expenses	$76,698	$67,160	$68,182	$281,865	$271,278

Income before income tax expense:
Income before income tax expense – U.S. GAAP basis	$82,129	$55,615	$85,846	$218,412	$122,586
Adjustments:
Investment (income)/loss related to noncontrolling interests (16)	14,476	(7,728)	(14,729)	15,128	(22,916)
Interest expense on long-term financing	—	—	271	—	5,146
Non-compensation expenses related to noncontrolling interests (16)	2,081	2,127	2,181	8,546	9,434
Compensation from acquisition-related agreements	15,529	11,111	11,010	48,727	51,058
Restructuring and integration costs	834	775	3,846	2,586	7,749
Amortization of intangible assets related to acquisitions	2,994	2,572	4,799	10,288	19,440
Non-compensation expenses from acquisition-related agreements	2,780	309	658	3,089	(1,102)
Non-compensation expenses from regulatory settlements	587	—	5,185	(3,045)	21,548
Adjusted operating income	$121,410	$64,781	$99,067	$303,731	$212,943
Interest expense on long-term financing	—	—	(271)	—	(5,146)
Adjusted income before adjusted income tax expense	$121,410	$64,781	$98,796	$303,731	$207,797

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2024	2024	2023	2024	2023
Income tax expense:
Income tax expense – U.S. GAAP basis	$29,627	$15,225	$21,273	$60,972	$23,613
Tax effect of adjustments:
Compensation from acquisition-related agreements	3,293	2,325	2,507	10,224	10,467
Restructuring and integration costs	126	205	1,046	590	2,053
Amortization of intangible assets related to acquisitions	741	682	1,375	2,675	5,152
Non-compensation expenses from acquisition-related agreements	715	82	162	797	(292)
Non-compensation expenses from regulatory settlements	152	—	59	248	411
Adjusted income tax expense	$34,654	$18,519	$26,422	$75,506	$41,404

Net income attributable to Piper Sandler Companies:
Net income attributable to Piper Sandler Companies – U.S. GAAP basis	$69,059	$34,789	$52,025	$181,114	$85,491
Adjustments:
Compensation from acquisition-related agreements	12,236	8,786	8,503	38,503	40,591
Restructuring and integration costs	708	570	2,800	1,996	5,696
Amortization of intangible assets related to acquisitions	2,253	1,890	3,424	7,613	14,288
Non-compensation expenses from acquisition-related agreements	2,065	227	496	2,292	(810)
Non-compensation expenses from regulatory settlements	435	—	5,126	(3,293)	21,137
Adjusted net income	$86,756	$46,262	$72,374	$228,225	$166,393

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$3.86	$1.96	$3.00	$10.24	$4.96
Adjustment for inclusion of unvested acquisition-related stock	(0.05)	(0.03)	(0.15)	(0.20)	(0.38)
	$3.81	$1.93	$2.85	$10.04	$4.58
Adjustments:
Compensation from acquisition-related agreements	0.68	0.49	0.49	2.17	2.36
Restructuring and integration costs	0.04	0.03	0.16	0.11	0.33
Amortization of intangible assets related to acquisitions	0.13	0.11	0.20	0.43	0.83
Non-compensation expenses from acquisition-related agreements	0.12	0.01	0.03	0.13	(0.05)
Non-compensation expenses from regulatory settlements	0.02	—	0.30	(0.19)	1.23
Adjusted earnings per diluted common share	$4.80	$2.57	$4.03	$12.69	$9.28

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	17,870	17,769	17,367	17,695	17,224
Adjustment:
Unvested acquisition-related restricted stock with service conditions	190	240	570	293	715
Adjusted weighted average diluted common shares outstanding	18,060	18,009	17,937	17,988	17,939
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) investment (income)/loss related to noncontrolling interests (see (16) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expenses from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (16) below), (b) restructuring and integration costs related to acquisitions and/or headcount reductions, (c) amortization of intangible assets related to acquisitions, (d) non-compensation expenses from acquisition-related agreements and (e) non-compensation expenses from regulatory settlements with the Securities and Exchange Commission (SEC) and the Commodity Futures Trading Commission (CFTC).
(5)A non-GAAP measure which is computed as the summation of adjusted compensation and benefits and adjusted non-compensation expenses (see (3) and (4) above).
(6)A non-GAAP measure which excludes (a) investment (income)/loss and non-compensation expenses related to noncontrolling interests (see (16) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) restructuring and integration costs related to acquisitions and/or headcount reductions, (e) amortization of intangible assets related to acquisitions and (f) non-compensation expenses from regulatory settlements with the SEC and CFTC.
(7)A non-GAAP measure which excludes (a) investment (income)/loss and non-compensation expenses related to noncontrolling interests (see (16) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) restructuring and integration costs related to acquisitions and/or headcount reductions, (d) amortization of intangible assets related to acquisitions and (e) non-compensation expenses from regulatory settlements with the SEC and CFTC.
(8)A non-GAAP measure which includes the income tax effect of the adjustments for (a) compensation and non-compensation expenses from acquisition-related agreements, (b) restructuring and integration costs related to acquisitions and/or headcount reductions, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from regulatory settlements with the SEC and CFTC.
(9)A non-GAAP measure which represents net income attributable to Piper Sandler Companies adjusted for (a) the exclusion of compensation and non-compensation expenses from acquisition-related agreements, (b) the exclusion of restructuring and integration costs related to acquisitions and/or headcount reductions, (c) the exclusion of amortization of intangible assets related to acquisitions, (d) the exclusion of non-compensation expenses from regulatory settlements with the SEC and CFTC and (e) the income tax impact allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient of which the numerator is adjusted net income and the denominator is adjusted weighted average diluted common shares outstanding.
(11)A non-GAAP measure which assumes the vesting of restricted stock with service conditions granted pursuant to all acquisitions since January 1, 2020.
(12)A non-GAAP measure which represents adjusted compensation and benefits expenses as a percentage of adjusted net revenues.
(13)A non-GAAP measure which represents adjusted non-compensation expenses as a percentage of adjusted net revenues.
(14)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(15)A non-GAAP measure which represents adjusted income tax expense as a percentage of adjusted income before adjusted income tax expense.
(16)Noncontrolling interests include investment income/(loss) and non-compensation expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.